Exhibit 99

FOR IMMEDIATE RELEASE

December 19, 2018

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Kelsey Roemhildt: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2019 SECOND-QUARTER RESULTS

AND REAFFIRMS FULL-YEAR GUIDANCE

•	Net sales increased 5 percent to $4.4 billion, and grew 7 percent in constant currency¹; organic net sales declined 1 percent

•	Operating profit declined 23 percent; adjusted operating profit, which excludes items affecting comparability, increased 8 percent in constant currency

•	Diluted earnings per share (EPS) of $0.57 declined 23 percent; adjusted diluted EPS of $0.85 increased 2 percent in constant currency

•	Company reaffirms its full-year fiscal 2019 guidance

¹ Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – December 19, 2018 – General Mills (NYSE: GIS) today reported results for the second quarter ended November 25, 2018. Financial results for the second quarter and first six months of fiscal 2019 include contributions from Blue Buffalo Pet Products, Inc. (“Blue Buffalo”), which was acquired on April 24, 2018.

“I’m pleased that our results through six months keep us on track to deliver our full-year targets,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “Our cost and capital discipline has driven profit growth ahead of our expectations in the first half. Our job to do in the second half is to accelerate our sales growth while maintaining that same discipline. We’re taking actions to strengthen our second-half topline trends in North America Retail, led by U.S. cereal and snacks. On Blue Buffalo, we’re driving strong in-market results, including year-to-date retail sales up 9 percent, and we’ll fuel additional Blue growth in the second half by doubling distribution in the Food, Drug, and Mass channels. With strong first-half profit performance, good cost visibility, and confidence in our second-half growth plans, we are reaffirming our guidance for Blue Buffalo and for General Mills in total.”

General Mills is pursuing its Consumer First strategy and executing against its three key global growth priorities to drive consistent topline growth: 1) competing effectively through strong innovation, effective consumer marketing, and excellent in-store execution; 2) accelerating growth on its four differential growth platforms including Häagen-Dazs ice cream, snack bars, Old El Paso Mexican food, and its portfolio of natural and organic food brands; and 3) reshaping its portfolio through growth-enhancing acquisitions and divestitures, including the acquisition of Blue Buffalo, the leading brand in the fast-growing wholesome natural pet food category in the U.S. By combining consistent topline growth, margin expansion, and disciplined cash conversion and cash returns, General Mills expects to generate top-tier total shareholder returns over the long term.

Second Quarter Results Summary

•

Net sales increased 5 percent to $4.41 billion and were up 7 percent in constant currency, driven by the addition of Blue Buffalo. Organic net sales decreased 1 percent, driven by a decline in the North America Retail segment.

•

Gross margin decreased 20 basis points to 34.2 percent of net sales. Adjusted gross margin, which excludes certain items affecting comparability, increased 10 basis points to 34.5 percent, driven by cost savings and benefits from price realization and mix, partially offset by higher input costs.

•

Operating profit totaled $547 million, down 23 percent from last year due to higher restructuring, impairment, and other exit costs. Adjusted operating profit of $765 million increased 8 percent in constant currency, primarily driven by higher net sales and adjusted gross margin. Operating profit margin of 12.4 percent declined 450 basis points. Adjusted operating profit margin increased 40 basis points to 17.3 percent.

•

Net earnings attributable to General Mills totaled $343 million, down 20 percent from a year ago, driven by lower operating profit and higher net interest expense, partially offset by a lower effective tax rate.

•

Diluted EPS totaled $0.57, down 23 percent from the prior year. Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled $0.85 in the second quarter, up 2 percent from the prior year in constant currency, driven by higher adjusted operating profit and a lower effective tax rate, partially offset by higher net interest expense and higher average diluted shares outstanding in the quarter.

Six Month Results Summary

•

Net sales increased 7 percent to $8.50 billion and were up 8 percent in constant currency. Organic net sales essentially matched year-ago levels, with growth in the Asia & Latin America, Convenience Stores & Foodservice, and Europe & Australia segments offset by a decline in North America Retail.

•

Gross margin decreased 110 basis points to 33.5 percent of net sales. Adjusted gross margin was down 70 basis points to 34.1 percent, driven by a 60 basis point headwind from a first-quarter purchase accounting adjustment related to the Blue Buffalo acquisition.

•

Operating profit totaled $1.15 billion, down 13 percent from the prior year. Constant-currency adjusted operating profit increased 5 percent. Operating profit margin of 13.5 percent was down 300 basis points. Adjusted operating profit margin decreased 20 basis points to 16.5 percent.

•	Net earnings attributable to General Mills totaled $736 million.

•	Diluted EPS of $1.22 was 15 percent below prior-year levels. Adjusted diluted EPS of $1.56 was up 1 percent on a constant-currency basis.

Operating Segment Results

Components of Fiscal 2019 Reported Net Sales Growth
Second Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(4) pts	1 pt	—	(3)%
Convenience Stores & Foodservice	(3) pts	3 pts	—	Flat
Europe & Australia	(3) pts	3 pts	(3) pts	(3)%
Asia & Latin America	2 pts	3 pts	(9) pts	(4)%
Pet	—	—	—	—

Total	3 pts	4 pts	(2) pts	5%

Six Months
North America Retail	(4) pt	2 pts	(1) pt	(3)%
Convenience Stores & Foodservice	(2) pts	4 pts	—	2%
Europe & Australia	(2) pts	3 pts	(1) pt	Flat
Asia & Latin America	3 pts	4 pts	(8) pts	(1)%
Pet	—	—	—	—

Total	4 pts	4 pts	(1) pt	7%

Components of Fiscal 2019 Organic Net Sales Growth
Second Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(4) pts	1 pt	(3)%	—	—	(3)%
Convenience Stores & Foodservice	(3) pts	3 pts	Flat	—	—	Flat
Europe & Australia	(3) pts	3 pts	Flat	(3) pts	—	(3)%
Asia & Latin America	2 pts	3 pts	5%	(9) pts	—	(4)%
Pet	—	—	—	—	—	—

Total	(3) pts	2 pts	(1)%	(2) pts	8 pts	5%

Six Months
North America Retail	(4) pts	2 pts	(2)%	(1) pt	—	(3)%
Convenience Stores & Foodservice	(2) pts	4 pts	2%	—	—	2%
Europe & Australia	(2) pts	3 pts	1%	(1) pt	—	Flat
Asia & Latin America	3 pts	4 pts	7%	(8) pts	—	(1)%
Pet	—	—	—	—	—	—

Total	(2) pts	2 pts	Flat	(1) pt	8 pts	7%

Fiscal 2019 Segment Operating Profit Growth
Second Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	Flat	Flat
Convenience Stores & Foodservice	3%	3%
Europe & Australia	(16)%	(12)%
Asia & Latin America	7%	(6)%
Pet	—	—

Total	9%	9%

Six Months
North America Retail	1%	1%
Convenience Stores & Foodservice	8%	8%
Europe & Australia	(1)%	1%
Asia & Latin America	(6)%	(21)%
Pet	—	—

Total	8%	8%

North America Retail Segment

Second-quarter net sales for General Mills’ North America Retail segment totaled $2.68 billion, down 3 percent from the prior year, primarily reflecting lower merchandising activity in the U.S. Cereal operating unit and lower volume in U.S. Snacks. Organic net sales also declined 3 percent. Segment operating profit of $620 million was flat to last year as reported and in constant currency, driven by lower SG&A expenses and benefits from cost savings initiatives, offset by lower net sales and higher input costs.

Through six months, North America Retail segment net sales were down 3 percent to $5.06 billion. Organic net sales declined 2 percent. Segment operating profit totaled $1.17 billion, up 1 percent from a year ago as reported and in constant currency due to lower SG&A expenses and benefits from cost savings initiatives, partially offset by lower net sales and higher input costs.

Convenience Stores & Foodservice Segment

Second-quarter net sales for the Convenience Stores & Foodservice segment were in line with last year at $514 million, driven by growth for the Focus 6 platforms, including frozen baked goods, cereal, and snacks, partially offset by declines on bakery flour. Organic net sales were also flat to last year. Segment operating profit increased 3 percent to $110 million, primarily driven by positive net price realization and mix and benefits from cost savings initiatives, partially offset by input cost inflation.

Through six months, Convenience Stores & Foodservice net sales increased 2 percent to $978 million, due primarily to growth for the Focus 6 platforms. Organic net sales also increased 2 percent. Segment operating profit increased 8 percent to $207 million, primarily driven by positive net price realization and mix and benefits from cost savings initiatives, partially offset by input cost inflation.

Europe & Australia Segment

Second-quarter net sales for the Europe & Australia segment declined 3 percent to $454 million, including 3 points of unfavorable foreign currency exchange. Organic net sales were flat to last year. Positive sales performance for Nature Valley and Fiber One snack bars, Häagen-Dazs ice cream, and Old El Paso Mexican food was offset by a decline in yogurt. Second-quarter performance was also adversely impacted by a challenging retail environment in France. Segment operating profit totaled $22 million compared to $27 million a year ago, primarily driven by significant input cost inflation, including currency-driven inflation on products imported into the U.K, partially offset by lower SG&A and favorable product mix.

Through six months, Europe & Australia net sales were flat to last year at $954 million, including 1 point of unfavorable foreign currency exchange. Organic net sales increased 1 percent. Sales growth for the snack bars, ice cream, and Mexican food platforms offset a decline in yogurt. Segment operating profit of $57 million declined 1 percent as reported and was up 1 percent in constant currency, reflecting lower SG&A and favorable product mix, partially offset by higher input costs, including currency-driven inflation on products imported into the U.K.

Asia & Latin America Segment

Second-quarter net sales for the Asia & Latin America segment declined 4 percent to $431 million, including 9 points of unfavorable foreign currency exchange. Organic net sales increased 5 percent. Net sales growth for Häagen-Dazs ice cream, Pillsbury and Nature Valley snack bars, Wanchai Ferry frozen dumplings, and Yoki meals and snacks drove positive results in both the Asia and Latin America regions. Segment operating profit totaled $18 million compared to $17 million a year ago.

Through six months, Asia & Latin America net sales declined 1 percent to $830 million, including 8 points of unfavorable foreign currency exchange. Organic net sales increased 7 percent. The ice cream and snack bar platforms led net sales growth for the segment. Segment operating profit totaled $30 million compared to $32 million a year ago.

Pet Segment

Second-quarter net sales for the Pet segment totaled $335 million. On a pro forma basis, Pet segment net sales decreased 7 percent, reflecting a difficult comparison to the prior-year period when Blue Buffalo first launched into the U.S. Food, Drug, and Mass (FDM) channels and generated 25 percent pro forma net sales growth. In-market results continued to show solid growth, with retail sales up high-single digits. Segment operating profit of $71 million was $18 million below the prior year on a pro forma basis, driven by lower volume, significant input cost inflation, and plant start-up costs.

Through six months, Pet net sales of $678 million increased 2 percent on a pro forma basis. Segment operating profit totaled $85 million, down $80 million on a pro forma basis, driven by the impact of purchase accounting, including a $53 million one-time inventory adjustment and $7 million of intangible asset amortization, as well as significant input cost inflation and plant start-up costs.

General Mills is planning significant expansion of Blue Buffalo in the second half, including doubling distribution and increasing the Blue product assortment in FDM channels. In addition, second-half operating profit margins will benefit from accelerated synergies, cost savings initiatives, and the impact of actions taken in the first half to improve net price realization and mix. The company expects these actions will result in double-digit pro forma growth in net sales and segment operating profit for the full year, excluding acquisition-related charges.

Joint Venture Summary

Second-quarter net sales for Cereal Partners Worldwide (CPW) increased 2 percent in constant currency, and constant-currency net sales for Häagen-Dazs Japan (HDJ) were up 1 percent. Combined after-tax earnings from joint ventures were $22 million compared to $24 million last year. Through six months, after-tax earnings from joint ventures totaled $40 million compared to $48 million a year ago, primarily driven by our $5 million after-tax share of a restructuring charge at CPW.

Other Income Statement Items

Unallocated corporate items totaled $84 million net expense in the second quarter of fiscal 2019, compared to $62 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $75 million net expense this year compared to $62 million net expense last year.

Restructuring, impairment, and other exit costs totaled $209 million in the second quarter compared to $2 million a year ago. This included $193 million of impairment charges recorded in the quarter related to the Progresso, Food Should Taste Good, and Mountain High brand intangible assets, primarily driven by lower future sales projections for those businesses (please see Note 3 below for more information on these charges).

Net interest expense totaled $133 million in the second quarter compared to $75 million a year ago, primarily driven by financing related to the Blue Buffalo acquisition. The effective tax rate in the quarter was 24.5 percent compared to 35.9 percent last year (please see Note 6 below for more information on our effective tax rate). Excluding items affecting comparability, the adjusted effective tax rate was 23.8 percent compared to 29.3 percent a year ago, primarily driven by the lower U.S. federal statutory tax rate resulting from the Tax Cuts and Jobs Act.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $1.40 billion through six months of fiscal 2019. Capital investments through the first six months totaled $254 million. First-half free cash flow conversion was 120 percent of adjusted after-tax earnings, ahead of full-year expectations. Dividends paid year-to-date totaled $589 million. Average diluted shares outstanding through six months increased 3 percent to 604 million.

Outlook

General Mills reaffirmed its full-year fiscal 2019 targets:

•

Organic net sales are expected to be in a range between flat and up 1 percent. Including the impact of the Blue Buffalo acquisition, net sales are expected to increase 9 to 10 percent in constant currency.

•	Constant-currency adjusted operating profit is expected to increase 6 to 9 percent from the base of $2.6 billion reported in fiscal 2018.

•	Constant-currency adjusted diluted EPS are expected to range between flat and down 3 percent from the base of $3.11 earned in fiscal 2018.

•	The company expects free cash flow conversion of at least 95 percent of adjusted after-tax earnings.

•

Currency translation is now expected to reduce reported net sales by 1 to 2 percentage points in fiscal 2019 and is not expected to have a material impact on full-year adjusted operating profit or adjusted diluted EPS.

General Mills will hold a briefing for investors today, December 19, 2018, beginning at 7:30 a.m. Central time (8:30 a.m. Eastern time). You can access the webcast at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2019 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets, including our acquisition of Blue Buffalo and issues in the integration of Blue Buffalo and retention of key management and employees; unfavorable reaction to our acquisition of Blue Buffalo by customers, competitors, suppliers, and employees; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 25,	Nov. 26,		Nov. 25,	Nov. 26,
	2018	2017	% Change	2018	2017	% Change
Net sales	$4,411.2	$4,198.7	5.1%	$8,505.2	$7,967.9	6.7%
Cost of sales	2,901.5	2,752.5	5.4%	5,652.7	5,208.4	8.5%
Selling, general, and administrative expenses	753.3	735.6	2.4%	1,496.0	1,438.4	4.0%
Restructuring, impairment, and other exit costs	209.4	1.6	NM	208.0	6.8	NM

Operating profit	547.0	709.0	(22.8)%	1,148.5	1,314.3	(12.6)%
Benefit plan non-service income	(21.0)	(20.8)	1.0%	(41.9)	(41.3)	1.5%
Interest, net	132.7	74.9	77.2%	266.2	147.3	80.7%

Earnings before income taxes and after-tax earnings from joint ventures	435.3	654.9	(33.5)%	924.2	1,208.3	(23.5)%
Income taxes	106.6	234.9	(54.6)%	217.3	403.4	(46.1)%
After-tax earnings from joint ventures	22.5	23.8	(5.5)%	40.2	47.5	(15.4)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	351.2	443.8	(20.9)%	747.1	852.4	(12.4)%
Net earnings attributable to redeemable and noncontrolling interests	7.8	13.3	(41.4)%	11.4	17.2	(33.7)%

Net earnings attributable to General Mills	$343.4	$430.5	(20.2)%	$735.7	$835.2	(11.9)%

Earnings per share—basic	$0.57	$0.75	(24.0)%	$1.23	$1.46	(15.8)%

Earnings per share—diluted	$0.57	$0.74	(23.0)%	$1.22	$1.43	(14.7)%

Dividends per share	$0.49	$0.49	—%	$0.98	$0.98	—%

	Quarter Ended			Six-Month Period Ended
	Nov. 25,	Nov. 26,	Basis Pt	Nov. 25,	Nov. 26,	Basis Pt
	2018	2017	Change	2018	2017	Change
Comparisons as a % of net sales:
Gross margin	34.2%	34.4%	(20)	33.5%	34.6%	(110)
Selling, general, and administrative expenses	17.1%	17.5%	(40)	17.6%	18.0%	(40)
Operating profit	12.4%	16.9%	(450)	13.5%	16.5%	(300)
Net earnings attributable to General Mills	7.8%	10.3%	(250)	8.6%	10.5%	(190)

	Quarter Ended			Six-Month Period Ended
	Nov. 25,	Nov. 26,	Basis Pt	Nov. 25,	Nov. 26,	Basis Pt
	2018	2017	Change	2018	2017	Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	34.5%	34.4%	10	34.1%	34.8%	(70)
Adjusted operating profit	17.3%	16.9%	40	16.5%	16.7%	(20)
Adjusted net earnings attributable to General Mills	11.6%	11.3%	30	11.0%	11.1%	(10)

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP). See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 25, 2018	Nov. 26, 2017	% Change	Nov. 25, 2018	Nov. 26, 2017	% Change
Net sales:
North America Retail	$2,677.1	$2,771.8	(3.4)%	$5,064.9	$5,210.0	(2.8)%
Convenience Stores & Foodservice	514.4	512.2	0.4%	977.6	959.3	1.9%
Europe & Australia	453.8	466.7	(2.8)%	954.5	958.6	(0.4)%
Asia & Latin America	430.7	448.0	(3.9)%	829.7	840.0	(1.2)%
Pet	335.2	—	NM	678.5	—	NM

Total	$4,411.2	$4,198.7	5.1%	$8,505.2	$7,967.9	6.7%

Operating profit:
North America Retail	$619.8	$622.9	(0.5)%	$1,167.9	$1,156.1	1.0%
Convenience Stores & Foodservice	109.6	106.5	2.9%	206.7	191.3	8.0%
Europe & Australia	22.5	26.9	(16.4)%	57.0	57.5	(0.9)%
Asia & Latin America	17.9	16.7	7.2%	30.1	32.2	(6.5)%
Pet	70.8	—	NM	85.3	—	NM

Total segment operating profit	840.6	773.0	8.7%	1,547.0	1,437.1	7.6%
Unallocated corporate items	84.2	62.4	34.9%	190.5	116.0	64.2%
Restructuring, impairment, and other exit costs	209.4	1.6	NM	208.0	6.8	NM

Total	$547.0	$709.0	(22.8)%	$1,148.5	$1,314.3	(12.6)%

	Quarter Ended			Six-Month Period Ended
	Nov. 25, 2018	Nov. 26, 2017	Basis Pt Change	Nov. 25, 2018	Nov. 26, 2017	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	23.2%	22.5%	70	23.0%	22.2%	80
Convenience Stores & Foodservice	21.3%	20.8%	50	21.1%	19.9%	120
Europe & Australia	5.0%	5.8%	(80)	6.0%	6.0%	—
Asia & Latin America	4.2%	3.7%	50	3.6%	3.8%	(20)
Pet	21.1%	NM	NM	12.6%	NM	NM

Total segment operating profit	19.0%	18.4%	60	18.2%	18.0%	20

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Nov. 25, 2018	Nov. 26, 2017	May 27, 2018
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$532.7	$962.1	$399.0
Receivables	1,716.8	1,510.5	1,684.2
Inventories	1,639.2	1,516.5	1,642.2
Prepaid expenses and other current assets	345.1	345.0	398.3

Total current assets	4,233.8	4,334.1	4,123.7
Land, buildings, and equipment	3,897.4	3,631.4	4,047.2
Goodwill	14,018.3	8,828.3	14,065.0
Other intangible assets	7,202.7	4,581.8	7,445.1
Other assets	1,031.8	815.9	943.0

Total assets	$30,384.0	$22,191.5	$30,624.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,823.9	$2,467.0	$2,746.2
Current portion of long-term debt	1,990.6	200.5	1,600.1
Notes payable	1,056.3	1,298.0	1,549.8
Other current liabilities	1,427.3	1,384.0	1,445.8

Total current liabilities	7,298.1	5,349.5	7,341.9
Long-term debt	12,208.6	8,228.3	12,668.7
Deferred income taxes	2,036.9	1,790.9	2,003.8
Other liabilities	1,313.4	1,439.7	1,341.0

Total liabilities	22,857.0	16,808.4	23,355.4

Redeemable interest	547.6	793.4	776.2
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,433.0	1,243.3	1,202.5
Retained earnings	14,572.2	13,408.9	14,459.6
Common stock in treasury, at cost, shares of 157.9, 186.0 and 161.5	(7,009.7)	(8,252.6)	(7,167.5)
Accumulated other comprehensive loss	(2,419.2)	(2,244.4)	(2,429.0)

Total stockholders’ equity	6,651.8	4,230.7	6,141.1
Noncontrolling interests	327.6	359.0	351.3

Total equity	6,979.4	4,589.7	6,492.4

Total liabilities and equity	$30,384.0	$22,191.5	$30,624.0

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 25, 2018	Nov. 26, 2017
Cash Flows—Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$747.1	$852.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	310.1	290.8
After-tax earnings from joint ventures	(40.2)	(47.5)
Distributions of earnings from joint ventures	34.7	45.1
Stock-based compensation	44.5	48.2
Deferred income taxes	43.8	70.2
Pension and other postretirement benefit plan contributions	(14.6)	(12.6)
Pension and other postretirement benefit plan costs	3.1	2.4
Restructuring, impairment, and other exit costs	179.0	(7.4)
Changes in current assets and liabilities	100.0	362.3
Other, net	(11.0)	(37.1)

Net cash provided by operating activities	1,396.5	1,566.8

Cash Flows—Investing Activities
Purchases of land, buildings, and equipment	(253.8)	(260.0)
Investments in affiliates, net	(1.5)	(7.4)
Proceeds from disposal of land, buildings, and equipment	11.3	0.6
Other, net	(51.4)	(3.9)

Net cash used by investing activities	(295.4)	(270.7)

Cash Flows—Financing Activities
Change in notes payable	(482.1)	53.1
Issuance of long-term debt	—	500.0
Payment of long-term debt	(0.4)	(500.1)
Proceeds from common stock issued on exercised options	87.3	50.6
Purchases of common stock for treasury	(0.3)	(600.5)
Dividends paid	(589.2)	(565.2)
Investment in redeemable interest	55.7	—
Distributions to noncontrolling and redeemable interest holders	(6.8)	(45.3)
Other, net	(11.5)	(23.6)

Net cash used by financing activities	(947.3)	(1,131.0)

Effect of exchange rate changes on cash and cash equivalents	(20.1)	30.9

Increase in cash and cash equivalents	133.7	196.0
Cash and cash equivalents—beginning of year	399.0	766.1

Cash and cash equivalents—end of period	$532.7	$962.1

Cash Flow from changes in current assets and liabilities:
Receivables	$(64.0)	$(53.9)
Inventories	(15.3)	(15.6)
Prepaid expenses and other current assets	45.3	42.3
Accounts payable	144.1	377.0
Other current liabilities	(10.1)	12.5

Changes in current assets and liabilities	$100.0	$362.3

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In the first quarter of fiscal 2019, we adopted new accounting requirements related to the presentation of net periodic defined benefit pension expense, net periodic postretirement benefit expense, and net periodic postemployment benefit expense (collectively “net periodic benefit expense”). The new standard requires the service cost component of net periodic benefit expense to be recorded in the same line items as other employee compensation costs within our Consolidated Statements of Earnings. Other components of net periodic benefit expense must be presented separately outside of operating profit in our Consolidated Statements of Earnings. The new standard requires retrospective adoption of the presentation of net periodic benefit expense. For the quarters ended November 25, 2018 and November 26, 2017, the impact of the adoption of this standard on our results of operations was a decrease to our operating profit of $21.0 million and $20.8 million and a corresponding increase to benefit plan non-service of $21.0 million and $20.8 million, respectively. For the six-month periods ended November 25, 2018 and November 26, 2017, the impact of the adoption of this standard on our results of operations was a decrease to our operating profit of $41.9 million and $41.3 million and a corresponding increase to benefit plan non-service income of $41.9 million and $41.3 million, respectively. There were no changes to our reported segment operating profit.

In the first quarter of fiscal 2019, we adopted new accounting requirements for the recognition of revenue from contracts with customers. Under the new standard, we apply a principles-based five step model to recognize revenue upon the transfer of control of promised goods to customers and in an amount that reflects the consideration for which we expect to be entitled to in exchange for those goods. We adopted the requirements of the new standard and subsequent amendments to all contracts in the first quarter of fiscal 2019 using the cumulative effect approach. We recorded a $33.9 million cumulative effect adjustment net of income tax effects to the opening balance of fiscal 2019 retained earnings, a decrease to deferred income taxes of $11.4 million, and an increase to other current liabilities of $45.3 million related to the timing of recognition of certain promotional expenditures.

(2)

In fiscal 2018, we acquired Blue Buffalo Pet Products, Inc. (“Blue Buffalo”) for an aggregate purchase price of $8.0 billion, including $103.0 million of consideration for net debt repaid at the time of acquisition. We financed the transaction with $6.0 billion in debt, $1.0 billion in equity, and cash on hand. In the quarter and six-month periods ended November 25, 2018, we recorded acquisition integration costs of $6.8 million and $15.5 million, respectively, in selling, general, and administrative (SG&A) expenses.

(3)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended		Six-Month Period Ended
In Millions	Nov. 25, 2018	Nov. 26, 2017	Nov. 25, 2018	Nov. 26, 2017
Restructuring, impairment, and other exit costs	$209.4	$1.6	$208.0	$6.8
Cost of sales	—	0.6	0.2	12.9

Total restructuring and impairment charges	209.4	2.2	208.2	19.7

Project-related costs classified in cost of sales	$—	$4.2	$1.2	$5.4

In the second quarter of fiscal 2019, we recorded $192.6 million of charges related to the impairment of our Progresso, Food Should Taste Good, and Mountain High brand intangible assets and $13.2 million of charges related to the impairment of certain manufacturing assets within our North America Retail segment.

(4)

Unallocated corporate expense totaled $84 million in the second quarter of fiscal 2019 compared to $62 million in the same period in fiscal 2018. We did not record restructuring charges or restructuring initiative project-related costs in cost of sales in the second quarter of fiscal 2019, compared to $1 million of restructuring charges and $4 million of restructuring initiative project-related costs in cost of sales in the same period last year. We recorded a $12 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the second quarter of fiscal 2019 compared to a $4 million net decrease in expense in the same period last year. We recorded $13 million of gains related to certain investment valuation adjustments. We also recorded $7 million of integration costs in the second quarter of fiscal 2019 related to the acquisition of Blue Buffalo. In addition, we recorded a $3 million loss related to the impact of hyperinflationary accounting for our Argentina subsidiary.

Unallocated corporate expense totaled $190 million in the six-month period ended November 25, 2018, compared to $116 million in the same period last year. In the six-month period ended November 25, 2018, we recorded an immaterial amount of restructuring charges and $1 million of restructuring initiative project-related costs in cost of sales compared to $13 million of restructuring charges and $5 million of restructuring initiative project-related costs in cost of sales in the same period last year. We recorded a $43 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the six-month period ended November 25, 2018, compared to a $6 million net decrease in expense in the same period a year ago. We recorded $13 million of gains related to certain investment valuation adjustments. We also recorded $16 million of integration costs in the six-month period ended November 25, 2018, related to the acquisition of Blue Buffalo. In addition, we recorded a $3 million loss related to the impact of hyperinflationary accounting for our Argentina subsidiary.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Six-Month Period Ended
In Millions, Except per Share Data	Nov. 25, 2018	Nov. 26, 2017	Nov. 25, 2018	Nov. 26, 2017
Net earnings attributable to General Mills	$343.4	$430.5	$735.7	$835.2

Average number of common shares—basic EPS	599.4	571.3	598.7	574.0
Incremental share effect from: (a)
Stock options	3.3	7.0	3.4	7.6
Restricted stock, restricted stock units, and other	1.8	2.0	1.7	2.0

Average number of common shares—diluted EPS	604.5	580.3	603.8	583.6

Earnings per share—basic	$0.57	$0.75	$1.23	$1.46
Earnings per share—diluted	$0.57	$0.74	$1.22	$1.43

(a)    Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the second quarter of fiscal 2019 was 24.5 percent compared to 35.9 percent for the second quarter of fiscal 2018. The 11.4 percentage point decrease was primarily due to the net benefit related to the Tax Cuts and Jobs Act (“TCJA”) and a $42 million prior period adjustment recorded in the second quarter of fiscal 2018. Our effective tax rate excluding certain items affecting comparability was 23.8 percent in the second quarter of fiscal 2019 compared to 29.3 percent in the second quarter of fiscal 2018.

The effective tax rate for the six-month period ended November 25, 2018, was 23.5 percent compared to 33.4 percent for the six-month period ended November 26, 2017. The 9.9 percentage point decrease was primarily due to the net benefit related to the TCJA and a $42 million prior period adjustment recorded in the second quarter of fiscal 2018. Our effective tax rate excluding certain items affecting comparability was 23.3 percent in the six-month period ended November 25, 2018 compared to 29.9 percent in the same period of fiscal 2018.

The TCJA was enacted on December 22, 2017 and results in significant revisions to the U.S. corporate income tax system, including a reduction in the U.S. corporate income tax rate, implementation of a territorial system and a deemed repatriation tax on untaxed foreign earnings. The TCJA also results in a U.S. federal statutory tax rate of 21 percent for fiscal 2019. Generally, the impacts of the new legislation would be required to be recorded in the period of enactment, which for us was the third quarter of fiscal 2018. However, Accounting Standards Update 2018-05: Income Taxes (Topic 740) was issued with guidance allowing for the recognition of provisional amounts in the event that the accounting is not complete and a reasonable estimate can be made. The guidance allows for a measurement period of up to one year from the enactment date to finalize the accounting related to the TCJA, which for General Mills will be the third quarter of fiscal 2019.

(7)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2019 outlook for organic net sales growth, constant-currency adjusted operating profit and adjusted diluted EPS, and free cash flow are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, acquisition transaction and integration costs and mark-to-market effects. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of acquisitions, divestitures and restructuring actions throughout fiscal 2019. The unavailable information could have a significant impact on our fiscal 2019 GAAP financial results.

For fiscal 2019, we currently expect: foreign currency exchange rates (based on blend of forward and forecasted rates and hedge positions) to reduce net sales growth by 1-2 percent; acquisitions and divestitures to increase net sales growth by high single digits; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and total restructuring charges and project-related costs related to actions previously announced to total approximately $5 million.

Diluted EPS Excluding Certain Items Affecting Comparability and the Related Constant-currency Growth Rates

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-over-year basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-over-year assessment of operating results.

	Quarter Ended			Six-Month Period Ended
Per Share Data	November 25, 2018	November 26, 2017	Change	November 25, 2018	November 26, 2017	Change
Diluted earnings per share, as reported	$0.57	$0.74	(23)%	$1.22	$1.43	(15)%
Tax adjustment (a)	—	0.07		—	0.07
Mark-to-market effects (b)	0.02	—		0.06	—
Acquisition integration costs (c)	0.01	—		0.02	—
CPW restructuring charges (d)	—	—		0.01	—
Restructuring charges (e)	—	—		—	0.02
Project-related costs (e)	—	0.01		—	0.01
Asset impairments (e)	0.26	—		0.26	—
Investment valuation adjustments (f)	(0.01)	—		(0.01)	—

Diluted earnings per share, excluding certain items affecting comparability	$0.85	$0.82	4%	$1.56	$1.53	2%

Foreign currency exchange impact			2pt			1pt

Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			2%			1%

(a)	See Note 6.
(b)	See Note 4.
(c)	See Note 2.
(d)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018.
(e)	See Note 3.
(f)	Represents valuation gains on certain corporate investments.

We have included our fiscal 2018 diluted earnings per share, excluding certain items affecting comparability, as it serves as the base for our full-year fiscal 2019 diluted earnings per share, excluding certain items affecting comparability targets.

Per Share Data	Fiscal Year 2018
Diluted earnings per share, as reported	$3.64
Provisional net tax benefit	(0.89)
Tax item	0.07
Mark-to-market effects	(0.04)
Acquisition transaction and integration costs	0.10
Restructuring charges	0.11
Project-related costs	0.01
Intangible asset impairments	0.11

Diluted earnings per share, excluding certain items affecting comparability	$3.11

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Nov. 25, 2018
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	Flat	Flat	Flat
Europe & Australia	(16)%	(4)pts	(12)%
Asia & Latin America	7%	13 pts	(6)%

	Six-Month Period Ended Nov. 25, 2018
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	1%	Flat	1%
Europe & Australia	(1)%	(2)pts	1%
Asia & Latin America	(6)%	15 pts	(21)%

Net Sales Growth Rates on Constant-currency Basis

We believe that this measure of net sales provides useful information to investors because it provides transparency to the underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange	Percentage Change in Net Sales on Constant- Currency Basis
Quarter Ended Nov. 25, 2018	5%	(2) pts	7%
Six-Month Period Ended Nov. 25, 2018	7%	(1) pt	8%

Net Sales Growth Rates for Canada Operating Unit on a Constant-currency Basis

We believe that this measure of our Canada operating unit net sales provides useful information to investors because it provides transparency to the underlying performance for the Canada operating unit within our North America Retail segment by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates for our Canada operating unit on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Quarter Ended Nov. 25, 2018	(7)%	(4	) pts	(3)%
Six-Month Period Ended Nov. 25, 2018	(5)%	(3	) pts	(2)%

Earnings Comparisons as a Percent of Net Sales Excluding Certain Items Affecting Comparability

We believe that these measures provide useful information to investors because they are important for assessing these measures excluding certain items affecting comparability. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the quarter-over-quarter assessment of operating results.

	Quarter Ended
In Millions	November 25, 2018		November 26, 2017
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,509.7	34.2%	$1,446.2	34.4%
Mark-to-market effects (b)	11.8	0.3%	(4.5)	(0.1)%
Restructuring charges (c)	—	—%	0.6	—%
Project-related costs (c)	—	—%	4.2	0.1%
Hyperinflationary accounting (d)	1.4	—%	—	—%

Adjusted gross margin	$1,522.9	34.5%	$1,446.5	34.4%

Operating profit as reported	$547.0	12.4%	$709.0	16.9%
Mark-to-market effects (b)	11.8	0.3%	(4.5)	(0.1)%
Restructuring charges (c)	3.6	—%	2.2	—%
Project-related costs (c)	—	—%	4.2	0.1%
Acquisition integration costs (e)	6.8	0.2%	—	—%
Asset impairments (c)	205.8	4.7%	—	—%
Hyperinflationary accounting (d)	3.2	—%	—	—%
Investment valuation adjustments (f)	(13.0)	(0.3)%	—	—%

Adjusted operating profit	$765.2	17.3%	$710.9	16.9%

Net earnings attributable to General Mills as reported	$343.4	7.8%	$430.5	10.3%
Mark-to-market effects, net of tax (b)(h)	9.1	0.2%	(2.9)	(0.1)%
Restructuring charges, net of tax (c)(h)	3.1	—%	2.2	—%
Project-related costs, net of tax (c)(h)	—	—%	2.7	0.1%
Acquisition integration costs, net of tax (e)(h)	5.2	0.1%	—	—%
Tax adjustment (g)	—	—%	42.2	1.0%
Asset impairments, net of tax (c)(h)	158.4	3.6%	—	—%
Hyperinflationary accounting, net of tax (d)(h)	3.2	0.1%	—	—%
Investment valuation adjustments, net of tax (f)(h)	(10.0)	(0.2)%	—	—%

Adjusted net earnings attributable to General Mills	$512.4	11.6%	$474.7	11.3%

(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	See Note 3.
(d)	Represents the impact of hyperinflationary accounting for our Argentina subsidiary.
(e)	See Note 2.
(f)	Represents valuation gains on certain corporate investments.
(g)	See Note 6.
(h)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

	Six-Month Period Ended
In Millions	November 25, 2018		November 26, 2017
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$2,852.5	33.5%	$2,759.5	34.6%
Mark-to-market effects (b)	42.9	0.6%	(6.3)	(0.1)%
Restructuring charges (c)	0.2	—%	12.9	0.2%
Project-related costs (c)	1.2	—%	5.4	0.1%
Hyperinflationary accounting (d)	1.4	—%	—	—%

Adjusted gross margin	$2,898.2	34.1%	$2,771.5	34.8%

Operating profit as reported	$1,148.5	13.5%	$1,314.3	16.5%
Mark-to-market effects (b)	42.9	0.5%	(6.3)	(0.1)%
Restructuring charges (c)	2.4	—%	19.7	0.2%
Project-related costs (c)	1.2	—%	5.4	0.1%
Acquisition integration costs (e)	15.5	0.2%	—	—%
Asset impairments (c)	205.8	2.4%	—	—%
Hyperinflationary accounting (d)	3.2	—	—	—%
Investment valuation adjustments (f)	(13.0)	(0.1)%	—	—%

Adjusted operating profit	$1,406.5	16.5%	$1,333.1	16.7%

Net earnings attributable to General Mills as reported	$735.7	8.6%	$835.2	10.5%
Mark-to-market effects, net of tax (b)(i)	33.0	0.4%	(4.0)	(0.1)%
Restructuring charges, net of tax (c)(i)	2.2	—%	13.8	0.2%
Project-related costs, net of tax (c)(i)	0.9	—%	3.6	—%
Acquisition integration costs, net of tax (e)(i)	11.9	0.1%	—	—%
Tax adjustment (g)	—	—%	42.2	0.5%
Asset impairments, net of tax (c)(i)	158.4	1.9%	—	—%
Hyperinflationary accounting, net of tax (d)(i)	3.2	—%	—	—%
Investment valuation adjustments, net of tax (f)(i)	(10.0)	(0.1)%	—	—%
CPW restructuring charges, net of tax (h)	4.7	0.1%	—	—%

Adjusted net earnings attributable to General Mills	$940.0	11.0%	$890.8	11.1%

(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	See Note 3.
(d)	Represents the impact of hyperinflationary accounting for our Argentina subsidiary.
(e)	See Note 2.
(f)	Represents valuation gains on certain corporate investments.
(g)	See Note 6.
(h)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018.
(i)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

We have included our fiscal 2018 adjusted operating profit, excluding certain items affecting comparability, as it serves as the base for our full-year fiscal 2019 adjusted operating profit, excluding certain items affecting comparability targets.

In Millions	Fiscal Year 2018
Operating profit as reported	$2,419.9
Mark-to-market effects	(32.1)
Restructuring costs	82.7
Project-related costs	11.3
Acquisition transaction and integration costs	34.0
Intangible asset impairments	96.9

Adjusted operating profit	$2,612.7

Adjusted Operating Profit Growth Excluding Certain Items Affecting Comparability on a Constant-currency Basis

We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-over-year basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-over-year assessment of operating results. Additionally, the adjustments are evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth excluding certain items affecting comparability on a constant-currency basis is calculated as follows:

	Quarter Ended		Six-Months Ended
	Nov. 25, 2018		Nov. 25, 2018 vs
	Nov. 26, 2017		Nov. 26, 2017
Operating profit growth as reported	(23	)pts	(13	)pts
Mark-to-market effects (a)	2pts		4pts
Restructuring charges (b)	1pt		Flat
Project-related costs (b)	Flat		Flat
Acquisition integration costs (c)	1pt		1pt
Asset impairments (b)	29pts		15pts
Hyperinflationary accounting (d)	Flat		Flat
Investment valuation adjustments (e)	(2	)pts	(1	)pt

Adjusted operating profit growth excluding items affecting comparability	8pts		6pts
Foreign currency exchange impact	Flat		1pt

Adjusted operating profit growth, excluding items affecting comparability, on a constant-currency basis	8pts		5pts

(a)	See Note 4.
(b)	See Note 3.
(c)	See Note 2.
(d)	Represents the impact of hyperinflationary accounting for our Argentina subsidiary.
(e)	Represents valuation gains on certain corporate investments.

Effective Income Tax Rate Excluding Certain Items Affecting Comparability

We believe this measure provides useful information to investors because it is important for assessing the effective tax rate excluding certain items affecting comparability and presents the income tax effects of certain items affecting comparability.

	Quarter Ended				Six-Month Period Ended
	Nov. 25, 2018		Nov. 26, 2017		Nov. 25, 2018		Nov. 26, 2017
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$435.3	$106.6	$654.9	$234.9	$924.2	$217.3	$1,208.3	$403.4
Mark-to-market effects (b)	11.8	2.7	(4.5)	(1.6)	42.9	9.9	(6.3)	(2.3)
Restructuring charges (c)	3.6	0.5	2.2	—	2.4	0.2	19.7	5.9
Project-related costs (c)	—	—	4.2	1.5	1.2	0.3	5.4	1.8
Acquisition integration costs (d)	6.8	1.6	—	—	15.5	3.6	—	—
Tax adjustment (e)	—	—	—	(42.2)	—	—	—	(42.2)
Asset impairments (c)	205.8	47.4	—	—	205.8	47.4	—	—
Hyperinflationary accounting (f)	3.2	—	—	—	3.2	—	—	—
Investment valuation adjustments (g)	(13.0)	(3.0)	—	—	(13.0)	(3.0)	—	—

As adjusted	$653.5	$155.8	$656.8	$192.6	$1,182.2	$275.7	$1,227.1	$366.6

Effective tax rate:
As reported		24.5%		35.9%		23.5%		33.4%
As adjusted		23.8%		29.3%		23.3%		29.9%

Sum of adjustment to income taxes		$49.2		$(42.3)		$58.4		$(36.8)

Average number of common shares—diluted EPS		604.5		580.3		603.8		583.6

Impact of income tax adjustments on diluted EPS excluding certain items affecting comparability		$0.08		$(0.07)		$0.10		$(0.06)

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.
(e)	See Note 6.
(f)	Represents the impact of hyperinflationary accounting for our Argentina subsidiary.
(g)	Represents valuation gains on certain corporate investments.

Free Cash Flow Conversion Rate and Total Cash Returned to Shareholders as a Percentage of Free Cash Flow

We believe these measures provide useful information to investors because they are important for assessing our efficiency in converting earnings to cash and returning cash to shareholders. The calculation of free cash flow conversion rate and net cash provided by operating activities conversion rate, its equivalent GAAP measure, follows:

In Millions	Six-Month Period Ended November 25, 2018
Net earnings, including earnings attributable to redeemable and noncontrolling interests, as reported	$747.1

Mark-to-market effects, net of tax (a)	$33.0
Restructuring charges, net of tax (b)	2.2
Project-related costs, net of tax (b)	0.9
Acquisition integration costs, net of tax (c)	11.9
Asset impairments, net of tax (b)	158.4
Hyperinflationary accounting, net of tax (d)	3.2
Investment valuation adjustments, net of tax (e)	(10.0)
CPW restructuring charges, net of tax (f)	4.7

Adjusted net earnings, including earnings attributable to redeeming and noncontrolling interests	951.4

Net cash provided by operating activities	1,396.5
Purchases of land, buildings, and equipment	(253.8)

Free cash flow	$1,142.7

Net cash provided by operating activities conversion rate	187%

Free cash flow conversion rate	120%

(a)	See Note 4.
(b)	See Note 3.
(c)	See Note 2.
(d)	Represents the impact of hyperinflationary accounting for our Argentina subsidiary.
(e)	Represents valuation gains on certain corporate investments.
(f)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018.